Exhibit 5.1

505 Montgomery Street, Suite 2000
San Francisco, California 94111-2562
Tel: (415) 391-0600 Fax: (415) 395-8095
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
December 29, 2005	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	New Jersey	Washinton, D.C.

Aviza Technology, Inc.

440 Kings Village Road

Scotts Valley, CA 95066

Re:	Registration Statement on Form S-8; 6,708,285 shares of common stock, par value $0.0001 per share, of Aviza Technology, Inc. (the “Common Stock”)

Ladies and Gentlemen:

We have acted as special counsel to Aviza Technology, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 6,708,285 shares of Common Stock (the “Shares”), issuable under (i) the Company’s 2005 Stock Plan; (ii) the Aviza, Inc. (formerly, Aviza Technology, Inc.) 2003 Equity Incentive Plan; (iii) the Trikon Technologies, Inc. 1991 Stock Option Plan; (iv) the Trikon Technologies, Inc. 1998 Directors Stock Option Plan and (v) the Trikon Technologies, Inc. 2004 Equity Incentive Plan (collectively, the “Plans”), pursuant to a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 29, 2005 (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares to be issued under the Plans have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of, and payment for, the Shares in the manner contemplated by the Plans and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plans, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP